UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2007

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29609	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Mercer Street

Seattle, Washington 98109

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 31, 2007, Onvia, Inc. entered into a Lease Agreement with GRE 509 Olive LLC. Onvia will lease approximately 35,000 square feet of rentable office space located at 509 Olive Way, Seattle, Washington under the lease. The lease term is approximately 93 months with staggered delivery dates beginning on August 20, 2007. The annual base rent begins at $25.00 per square foot and increases incrementally to $30.75 by the end of the lease term. Base rent payments begin nine months after the lease commencement date, which is expected to occur in February 2008. In addition to base rent, Onvia will be responsible for its proportionate share of annual incremental increases in the building’s operating expenses, insurance, and real estate taxes over the 2008 base year. Upon lease execution, Onvia provided a $538,000 security deposit, which will be reduced annually on a straight line basis over a four year period. Onvia has one renewal option to extend the lease term for five years at then-current market rates. Onvia’s obligations under this lease are conditioned on the termination of Onvia’s existing lease with Blume Yale Limited Partnership. The parties have the right to terminate the lease and this filing will be updated if the foregoing condition is not satisfied by August 21, 2007.

Item 1.02	Termination of a Material Definitive Agreement

Also on July 31, 2007, Onvia entered into a Tri-Party Agreement with Blume Yale Limited Partnership (“Blume”) and the Bill & Melinda Gates Foundation (“Gates Foundation”) and a Termination of Lease Agreement with Blume providing for the simultaneous termination of Onvia’s lease with Blume and the addition of the space currently occupied by Onvia to the Gates Foundation’s lease agreement with Blume. These agreements provide that Blume must receive notice no later than May 1, 2008 (“Notice”), specifying the effective dates of Onvia’s termination of its lease and the Gates Foundation’s amendment of its lease. Under a separate agreement dated as of July 31, 2007, Onvia and the Gates Foundation agreed to sign and deliver the Notice to Blume no later than May 1, 2008. Onvia will receive its $3.5 million security deposit within three days of the termination of its existing lease. The parties’ respective obligations under these documents are conditioned upon Blume’s lender’s consent. The parties have the right to terminate the Tri-Party Agreement and this filing will be updated if the foregoing condition is not satisfied by August 15, 2007.

The foregoing summaries are qualified in their entirety by the texts of the Lease Agreement, Tri-Party Agreement, the Termination of Lease Agreement and the Agreement between Onvia and the Gates Foundation. Onvia will file these agreements as exhibits to the Quarterly Report on Form 10-Q for the period ended September 30, 2007.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 Press release “Onvia Announces New Headquarters in Downtown Seattle” dated August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

August 3, 2007	By:	/s/ Michael D. Pickett
Michael D. Pickett Chairman of the Board, Chief Executive Officer, and President